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                                                                    EXHIBIT 99.2

NEWS RELEASE
Contact:  Douglas R. Sharps
          Chief Financial Officer
          (502) 454-1365

            HEALTHCARE RECOVERIES, INC. ANNOUNCES CONSUMMATION OF THE
                        ACQUISITION OF SUBRO-AUDIT, INC.

LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 25, 1999--Healthcare Recoveries, Inc. (NASDAQ: HCRI) today consummated the purchase of Subro-Audit, Inc. ("SAI") and a related real estate partnership. HCRI paid $24,400,000 in cash at closing and may pay up to $8,500,000 over the next two years pursuant to an earn-out arrangement.

Based in Milwaukee, SAI provides recovery services to an installed base of approximately 8 million lives, who are covered by insurers, HMOs and employer-funded plans throughout the U.S. The company has approximately 150 full- and part-time employees at its locations in Milwaukee and Atlanta. SAI's revenue for 1997 was approximately $6.7 million, and 1998 revenue was approximately $7.05 million.

Starting in 1999 and continuing into 2000, HCRI expects to obtain significant improvements in productivity at SAI as a result of deploying its systems, work processes and standards throughout the SAI organization. These improvements should appear as increases in both the recoveries per installed life and the recoveries per SAI employee.

Patrick B. McGinnis, Chairman and CEO of HCRI, said: "We are delighted to join forces with Subro-Audit, Inc. We look forward to integrating our operations and renewing our focus on customer service."

Kevin O'Donnell stated: "We are excited to have the transaction consummated so we can focus our efforts on maintaining and improving our service to customers."

HCRI is the leading provider of health insurance subrogation and related recovery services for healthcare payors.

This press release contains forward-looking information regarding HCRI. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly affected by certain risks

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               *HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *


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and uncertainties, including the ability of HCRI to integrate acquisitions.
Other risk factors are described in HCRI's Annual Report on Form 10-K for the year ended December 31, 1997, 1st Quarter 1998 Report on Form 10-Q, 2nd Quarter 1998 Report on Form 10-Q, and 3rd Quarter 1998 Report on Form 10-Q, all on file with the Securities and Exchange Commission.




                                   Page 2 of 2

               *HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *



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